As filed with the Securities and Exchange Commission on May 27, 1999
                                    Registration Nos. 333-71493 and 333-71493-01
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 --------------
                                 POST-EFFECTIVE
                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-4

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                                ----------------
                                      7382
                          (Primary Standard Industrial
                           Classification Code Number)


         TYCO INTERNATIONAL LTD.                TYCO INTERNATIONAL GROUP S.A.
(Exact name of registrant as specified    (Exact name of registrant as specified
             in its charter)                           in its charter)

                 Bermuda                                Luxembourg
       (State or other jurisdiction              (State or other jurisdiction
    of incorporation or organization)         of incorporation or organization)

              Not Applicable                            Not Applicable
              (IRS Employer                             (IRS Employer
           Identification No.)                       Identification No.)

           The Gibbons Building                     6, Avenue Emile Reuter
        10 Queen Street, Suite 301                       Second Floor
          Hamilton HM11, Bermuda                      L-2420 Luxembourg
             (441) 292-8674*                           (352) 46-43-40-1
    (Address, including zip code, and        (Address, including zip code, and
       telephone number, including              telephone number, including
    area code, of registrant principal       area code, of registrant principal
            executive offices)                       executive offices)


                            ------------------------
                                 Mark H. Swartz
                        c/o Tyco International (US) Inc.
                                  One Tyco Park
                           Exeter, New Hampshire 03833
                                 (603) 778-9700
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)


*Tyco International Ltd. maintains its registered and principal executive offices at the Gibbons Building, 10 Queen Street, Suite 301, Hamilton HM 11 Bermuda. The executive offices of Tyco's principal U.S. subsidiary, Tyco International (US) Inc., are located at One Tyco Park, Exeter, New Hampshire 03833. The telephone number there is (603) 778-9700.

                            ------------------------

                                    Copy to:
                             Joshua M. Berman, Esq.
                             Abbe L. Dienstag, Esq.
                       Kramer Levin Naftalis & Frankel LLP
                                919 Third Avenue
                            New York, New York 10022
                                 (212) 715-9100

                                -----------------
        Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. __

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. __

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

Prospectus Supplement dated June __, 1999
to Prospectus dated February 25, 1999

                                  $800,000,000
                          Tyco International Group S.A.

                                Offer to Exchange
                               up to $400,000,000
                              5.875% Notes due 2004
                           for any and all outstanding
                              5.875% Notes due 2004
                                       and
                               up to $400,000,000
                              6.125% Notes due 2008
                           for any and all outstanding
                              6.125% Notes due 2008

                     Fully and Unconditionally Guaranteed by

                             Tyco International Ltd.

                          Summary of the Exchange Offer

        This prospectus supplement relates to the February 25, 1999 offer by Tyco International Group S.A. (the "Company") to exchange up to $400,000,000 aggregate principal amount of new 5.875% Notes due 2004 for any and all of its outstanding 5.875% Notes due 2004 and up to $400,000,000 aggregate principal amount of new 6.125% Notes due 2008 for any and all of its outstanding 6.125% Notes due 2008 (the "First Exchange Offer"). The First Exchange Offer expired on March 30, 1999 and the Company exchanged $394,550,000 aggregate principal amount of the 5.875% Notes due 2004 and $345,000,000 aggregate principal amount of the 6.125% Notes due 2008.

        The Company is hereby offering to exchange up to $5,450,000 aggregate principal amount of new 5.875% Notes due 2004 for any and all of the 5.875% Notes due 2004 that were not exchanged in the First Exchange Offer and up to $55,000,000 aggregate principal amount of the 6.125% Notes due 2008 for any and all of the 6.125% Notes due 2008 that were not exchanged in the First Exchange Offer.

o This offer expires at 5:00 p.m., New York City time, on June __, 1999, unless extended.

o Except as otherwise provided in this document, the terms of this offer are identical to those of the First Exchange Offer.

o You should read the Company's prospectus dated February 25, 1999 and its accompanying letters of transmittal for additional information about this offer.

                           --------------------------

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or determined if this document is truthful or complete. Any representation to the contrary is a criminal offense.

                           --------------------------


                  The date of this supplement is June __, 1999

Current Developments

        On April 2, 1999, Tyco International Ltd. ("Tyco") consummated its acquisition of AMP Incorporated. Shareholders of AMP received 0.7507 shares of Tyco for each share of AMP. As a result a total of approximately 164 million shares were issued by Tyco to AMP shareholders.

        On May 19, 1999, Tyco entered into a definitive merger agreement for the acquisition of Raychem Corporation in a cash and stock transaction valued at approximated $2.87 billion. Raychem, with annual revenues of approximately $1.8 billion, designs, manufactures and distributes electronic components. In the aggregate, based upon the number of shares of Raychem common stock currently outstanding, Tyco will pay approximately $1.4 billion in cash and issue approximately 16.1 million Tyco common shares to the Raychem stockholders. Individual Raychem stockholders will have the right to elect to receive cash or Tyco stock, subject to certain limitations. According to publicly filed documents, as of April 27, 1999, Raychem had 77,284,866 shares of common stock outstanding. The consummation of the transaction is contingent upon customary regulatory review, approval by the Raychem stockholders and certain other conditions. Raychem is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Exeter, State of New Hampshire, on the 27th day of May, 1999.

                             TYCO INTERNATIONAL LTD.

                             By: /s/ Mark H. Swartz
                                ----------------------------
                                Mark H. Swartz
                                Executive Vice President and
                                Chief Financial Officer
                                (Principal Financial
                                and Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on May 27, 1999 in the capacities indicated below.

Signature                                          Title
---------                                          -----

             *
L. Dennis Kozlowski
-----------------------------          Chairman of the Board,  President,  Chief
                                       Executive Officer and Director (Principal
                                       Executive Officer)


             *
-----------------------------          Director
Michael A. Ashcroft



             *
-----------------------------          Director
Joshua M. Berman



             *
-----------------------------          Director
Richard S. Bodman



             *
-----------------------------          Director
John F. Fort



             *
-----------------------------          Director
Stephen W. Foss



             *
-----------------------------          Director
Richard A. Gilleland



             *
-----------------------------          Director
Philip M. Hampton



             *
-----------------------------          Director
James S. Pasman, Jr.



             *
-----------------------------          Director
W. Peter Slusser



/s/ Mark H. Swartz
-----------------------------          Executive   Vice   President   and  Chief
Mark H. Swartz                         Financial  Officer  (Principal  Financial
                                       and Accounting Officer)


             *
-----------------------------          Director
Frank E. Walsh, Jr.


*By:    /s/Mark H. Swartz
    -----------------------------
           Mark H. Swartz
           Attorney-in-fact

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Luxembourg, on the 27th day of May, 1999.

                                        TYCO INTERNATIONAL GROUP S.A.



                                        By: /s/ Richard W. Brann
                                            ---------------------------
                                            Richard W. Brann
                                            Managing Director
                                           (Principal Financial
                                            and Accounting Officer)


Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on May 27, 1999 in the capacities indicated below.

        Signature                            Title
        ---------                            -----


            *
-----------------------------
Philippe Beot                                Director



 /s/ Richard W. Brann                        Managing Director
-----------------------------
Richard W. Brann




            *
-----------------------------
Erik D. Lazar                                Managing Director




*By: /s/ Richard W. Brann
     ----------------------------
        Richard W. Brann
        Attorney-in-fact